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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported): JUNE 22, 2005

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                       PEGASUS COMMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)


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
                DELAWARE                                   0-32383                                23-3070336
      (State or Other Jurisdiction                (Commission File Number)                      (IRS Employer
            of Incorporation)                                                                Identification No.)
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  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
               225 CITY LINE AVENUE
            BALA CYNWYD, PENNSYLVANIA                                 19004
     (Address of Principal Executive Offices)                       (Zip Code)


 Registrant's Telephone Number, Including Area Code:             (800) 376-0022


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         On June 22, 2005, Pegasus Rural Broadband, LLC ("Pegasus Rural Broadband"), which is an indirect subsidiary of the Registrant, received confirmation from the United States of America acting through the Rural Utilities Service ("RUS") of the United States Department of Agriculture that all conditions precedent for loan closing had been completed and that RUS deemed definitive loan documents providing for Pegasus Rural Broadband to borrow up to an aggregate $13.04 million under the RUS Rural Broadband Access Loan and Loan Guarantee Program (the "Loan") to be effective as of June 1, 2005. In order to be advanced funds under the loan documents, Pegasus Rural Broadband will need to satisfy certain conditions precedent typical for advances under loans of this nature. Advances received under the Loan will be used for the construction of wireless broadband facilities that would enable Pegasus Rural Broadband to bring service to certain designated rural communities in Texas consisting of up to 150,000 households. Pegasus Rural Broadband anticipates making an initial draw for a portion of the Loan sometime in the third quarter of 2005 (the "Initial Draw").

         Amounts drawn under the Loan shall become due and payable through June 1, 2015. The obligation of the RUS to advance any unused portion of the Loan shall expire on June 1, 2010. Interest on each outstanding advance will bear interest at the U.S. Treasury rate for obligations of comparable maturities. For the first year following the Initial Draw, interest only will be due monthly on outstanding balances. Beginning in the second year following the Initial Draw, both interest and principal on each advance will be due monthly, calculated such that all outstanding balances will be paid by June 1, 2015 in substantially equal payments. Outstanding balances may be prepaid in full or in part without penalty.

         The Loan is secured by all tangible and intangible assets of Pegasus Rural Broadband (the "Collateral"). Upon an event of default, the RUS may declare all unpaid principal and interest to be immediately due and payable, and may take possession of the Collateral.

         The Loan requires Pegasus Rural Broadband to set aside cash of $6.1 million inclusive of amounts to be received as a result of the Initial Draw, as a precondition to the Initial Draw, of which $2.1 million may be used to fund operating expenses in the first year following the Initial Draw, and $4.0 million may be used to fund operating expenses in subsequent periods. The Loan also imposes various restrictions upon Pegasus Rural Broadband, including restrictions on: a) use of proceeds; b) merger, consolidation and transfer of property; c) additional indebtedness; d) creation of encumbrances; e) disposal of collateral; f) distributions and withdrawals; g) transactions with and extensions of credit to related parties; h) issuance of preferred stock; i) changes in service rates charged for data, video and voice services; and j) use of the $6.1 million in cash set aside. The Loan contains other customary covenants, including: maintenance of financial records; rights of inspection; furnishing of quarterly and annual financial reports; constructing, operating and maintaining of Pegasus Rural Broadband's wireless broadband facilities in accordance with RUS standards and the original loan application; compliance with laws; non-discrimination; and maintenance of a certain financial ratio beginning December 31, 2007.

         Copies of the Loan and Security Agreement and Promissory Note are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) - (b) Not applicable.

(c)       Exhibits.

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Exhibit No.       Description of Exhibit

10.1 Loan and Security Agreement, dated as of June 1, 2005, between Pegasus Rural Broadband, LLC and The United States of America, acting through the Administrator of the Rural Utilities Service of the United States Department of Agriculture.

10.2 Promissory Note dated as of June 1, 2005 made by Pegasus Rural Broadband, LLC in favor of The United States of America, acting through the Administrator of the Rural Utilities Service of the United States Department of Agriculture.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            PEGASUS COMMUNICATIONS CORPORATION


                                            By       /s/ Scott A. Blank
                                               ---------------------------------
                                                     Scott A. Blank,
                                                     Senior Vice President


Date:  June 28, 2005





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